CONTACT:	John Beisler Vice President, Investor Relations

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CKE RESTAURANTS, INC. REPORTS THIRD QUARTER EARNINGS OF $0.23 PER DILUTED SHARE VERSUS PRIOR
YEAR’S EARNINGS OF $0.20 PER DILUTED SHARE

Net income increases to $15.8 million versus $13.1 million in prior year

CARPINTERIA, Calif. — December 12, 2005 — CKE Restaurants, Inc. (NYSE:CKR) announced today third quarter results and the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (“SEC”) for the fiscal quarter ended November 7, 2005.

Third Quarter Highlights

•	Net income for the third quarter of fiscal 2006 increased to $15.8 million, or $0.23 per diluted share, compared to net income of $13.1 million, or $0.20 per diluted share in the prior year quarter.

•	For the first three quarters of fiscal 2006, the Company’s net income was $40.3 million, or $0.60 per diluted share, compared to a net income of $10.9 million, or $0.18 per diluted share, in the prior year comparable period. This year’s results include an $11.0 million charge to purchase stock options from the Company’s former Chairman of the Board of Directors who retired earlier in the year. Prior year results included $22.3 million of charges primarily related to legal settlements and early debt extinguishment. Absent these charges, net income for the first three quarters of fiscal 2006 would have been $51.3 million, or $0.75 per diluted share (calculated using diluted shares outstanding, as reported), compared to net income of $33.2 million for the same period a year ago.

•	Blended same-store sales declined 1.9 percent at company-operated restaurants during the third quarter after recording a 6.1 percent increase in the prior year quarter.

•	Same-store sales were essentially flat (-0.1 percent) at company-operated Carl’s Jr.® restaurants during the third quarter after recording a 7.9 percent increase in the prior year quarter.

•	Same-store sales decreased 3.5 percent at company-operated Hardee’s® restaurants during the third quarter after recording a 4.5 percent increase in the prior year quarter.

•	Restaurant-level margins at company-operated Carl’s Jr. restaurants were 22.3 percent for the current-year quarter, an increase of 150 basis points from the prior year quarter.

•	Restaurant-level margins at company-operated Hardee’s restaurants were 15.8 percent for the current year quarter, an increase of 50 basis points as compared to the prior year quarter.

•	Average unit volumes at company-operated Carl’s Jr. restaurants totaled $1,324,000 for the trailing 52 weeks. Hardee’s average unit volumes for the trailing 52 weeks totaled $869,000.

•	Consolidated revenue for the current year quarter was $344.1 million, compared to $348.9 million in the prior year quarter.

•	Operating income for the current year quarter was $21.0 million compared to $19.0 million in the prior year quarter.

•	For the forty weeks ended November 7, 2005, the Company generated earnings before interest, taxes, depreciation and amortization and facility action charges of $113.6 million. For the trailing thirteen periods, the Company generated earnings before interest, taxes, depreciation and amortization, facility action charges and loss from discontinued operations, excluding impairment, of $144.2 million. As discussed above, this year’s results include a charge to purchase stock options from the Company’s former Chairman. This $11.0 million charge has not been added back to earnings in the preceding calculations. Fully diluted shares outstanding for the twelve and forty weeks ended November 7, 2005, were 73.0 million and 73.4 million, respectively.

In this earnings release, we provide both net income and operating income determined in accordance with generally accepted accounting principles (“GAAP”), and net income and operating income adjusted to exclude a charge to purchase stock options, increases to legal settlement reserves, charges related to refinancing our debt and certain non-operating charges. These non-GAAP financial measures are used by management to evaluate financial and operating performance. We do not consider the option purchase charge, increases to legal settlement reserves, charges related to refinancing our debt and certain non-operating charges to be directly related to operating results for the periods discussed. We believe that use of these non-GAAP financial measures assists our investors by facilitating comparisons to prior period financial results and to the results of our competitors. In addition, we believe that EBITDA is useful to our investors as an indicator of earnings available to service debt. These financial measures are also comparable to forecasts made by security analysts and others, which generally exclude special items, as they are difficult to predict in advance. Non-GAAP financial measures are not intended to be a substitute for net income and operating income determined in accordance with GAAP.

Executive Commentary

Commenting on the Company’s performance, President and Chief Executive Officer, Andrew F. Puzder said, “I am pleased to report third quarter net income of $15.8 million, more than a 20 percent increase over our prior year net income of $13.1 million. Both Carl’s Jr. and Hardee’s faced difficult same-store sales comparisons from the prior year – positive 7.9 percent and 4.5 percent, respectively. Carl’s Jr. maintained its sales for the quarter, while Hardee’s same-store sales declined 3.5 percent. Despite the lack of favorable same-store sales leverage, both brands recorded store-level margin improvement in the quarter.”

Mr. Puzder further stated, “I am also very pleased with the Company’s strong EBITDA performance, but I am disappointed that our Company does not appear to receive the same recognition in the market for this strong performance as many of our peer group companies, who appear to trade at a higher multiple of their EBITDA.”

Carl’s Jr.

Puzder continued, “Same-store sales at company-operated Carl’s Jr. restaurants were essentially flat during the third quarter, although sales for the final period of the quarter were positive. On a two-year cumulative basis, Carl’s Jr. same-store sales are up almost eight percent for the third quarter. During the quarter, the Carl’s Jr. brand introduced the Portobello Mushroom Six Dollar Burger™, promoted the Western Bacon Charbroiled Chicken Sandwich™ and featured the Green Burrito Taco Salad™ in all of its company-operated restaurants.”

“Carl’s Jr. generated restaurant-level margins of 22.3 percent at company-operated restaurants during the third quarter, a 150 basis point improvement over the prior year’s quarter. The primary factors contributing to this margin improvement were favorable food and labor costs and a reduction in workers’ compensation and general liability claims expense. These items more than offset higher electricity and natural gas costs. Carl’s Jr. generated operating income of approximately $17.8 million during the third quarter as compared to the prior year’s operating income of $16.3 million.”

Hardee’s

“Same-store sales at company-operated Hardee’s restaurants decreased 3.5 percent in the third quarter. Results for the quarter were negatively impacted by a series of factors, including the most active Atlantic hurricane season in history and record crude oil and gasoline prices, which had a negative impact on consumer confidence and discretionary income. On a two-year cumulative basis, Hardee’s same-store sales were up approximately one percent for the quarter,” added Puzder. “Hardee’s introduced the Charbroiled Chicken Club™ sandwich during the quarter, promoted its Hand-Scooped Ice Cream Shakes & Malts™, and featured its Grilled Pork Chop Biscuit™ during the breakfast daypart.”

“Hardee’s restaurant-level margins of 15.8 percent were up 50 basis points as compared to the prior year third quarter. The primary factors contributing to this margin improvement were lower food and depreciation costs as well as a reduction in workers’ compensation and general liability claims expense. These items more than offset higher labor and utilities costs. Hardee’s generated operating income of approximately $4.3 million during the third quarter, slightly better than the $4.2 million from the prior year period.”

“Although we are encouraged by recent declines in crude oil prices, gasoline prices remain high. As such, we will remain focused on emphasizing the cost-benefit of our premium quality products through our advertising. Controlling costs also remains a priority in this difficult operating environment. We will also remain focused on building our brands in our core markets. We are pleased with the third quarter performance and look forward to sharing our future results,” Puzder concluded.

As of the end of its fiscal third quarter on November 7, 2005, CKE Restaurants, Inc., through its subsidiaries, had a total of 3,163 franchised and company-owned restaurants in 43 states and in 13 countries, including 1,042 Carl’s Jr. restaurants, 2,004 Hardee’s restaurants and 101 La Salsa Fresh Mexican Grill® restaurants.

SEC Filings

The Company’s filings with the SEC are available to investors at www.ckr.com under “Investors/SEC Filings”.

Conference Call

The Company will host a conference call and webcast to discuss its second quarter results on Monday, December 12, 2005, at 6:00 p.m. (EDT) / 3:00 p.m. (PDT). The Company invites investors to listen to the live webcast of the conference call at www.ckr.com under “Investors.”

Safe Harbor Disclosure
Matters discussed in this news release contain forward-looking statements relating to future plans and developments, financial goals and operating performance that are based on management’s current beliefs and assumptions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond our control. Factors that could cause the Company’s results to differ materially from those described include, but are not limited to, whether or not restaurants will be closed and the number of restaurant closures, consumers’ concerns or adverse publicity regarding the Company’s products, effectiveness of operating and product initiatives and advertising and promotional efforts (particularly at the Hardee’s brand), changes in economic conditions or prevailing interest rates, changes in the price or availability of commodities, availability and cost of energy, workers’ compensation, employee health insurance costs and general liability premiums and claims experience, changes in the Company’s suppliers’ abilities to provide quality and timely products to the Company, delays in opening new restaurants or completing remodels, severe weather conditions, the operational and financial success of the Company’s franchisees, franchisees’ willingness to participate in our strategies, availability of financing for the Company and its franchisees, unfavorable outcomes on litigation, changes in accounting policies and practices, new legislation or government regulation (including environmental laws), the availability of suitable locations and terms for the sites designated for development, and other factors as discussed in the Company’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the New York Stock Exchange.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	November 7, 2005	November 1, 2004	November 7, 2005	November 1, 2004

Revenue:
Company-operated restaurants	$274,822	$280,618	$932,953	$928,291
Franchised and licensed restaurants and other	69,291	68,328	236,852	229,700

Total revenue	344,113	348,946	1,169,805	1,157,991

Operating costs and expenses:

Restaurant operations:
Food and packaging	80,301	84,213	273,116	273,834
Payroll and other employee benefits.	81,952	85,162	277,700	286,970
Occupancy and other	62,068	62,490	210,692	206,248

	224,321	231,865	761,508	767,052
Franchised and licensed restaurants and other	53,521	51,977	182,648	171,532
Advertising	16,334	16,466	56,416	56,140
General and administrative	28,220	28,630	108,105	105,439
Facility action charges, net	733	1,045	3,787	9,745

Total operating costs and expenses	323,129	329,983	1,112,464	1,109,908

Operating income	20,984	18,963	57,341	48,083
Interest expense	(5,334)	(6,746)	(17,930)	(30,429)
Other income (expense), net	743	1,024	2,524	(5,536)

Income before income taxes and discontinued operations	16,393	13,241	41,935	12,118
Income tax expense (benefit)	570	(70)	1,665	525

Income from continuing operations	15,823	13,311	40,270	11,593
Loss from operations of discontinued segment (net of income tax expense of $0)	—	(179)	—	(646)

Net income	$15,823	$13,132	$40,270	$10,947

Basic income per common share:
Continuing operations	$0.27	$0.23	$0.68	$0.20
Discontinued operations	—	—	—	(0.01)

Net income	$0.27	$0.23	$0.68	$0.19

Diluted income per common share:
Continuing operations (1)	$0.23	$0.20	$0.60	$0.19
Discontinued operations	—	—	—	(0.01)

Net income (1)	$0.23	$0.20	$0.60	$0.18

Dividends per common share	$0.04	—	$0.12	—

Weighted-average common shares outstanding:
Basic	59,440	57,605	59,154	57,568
Dilutive effect of stock options, convertible notes and restricted stock	13,514	13,812	14,266	1,934

Diluted	72,954	71,417	73,420	59,502

(1) The interest expense adjustment, net of tax, which is added to the Company’s income from continuing operations and net income for the diluted per share calculation, due to the dilutive effect of its 4.0% convertible subordinated notes, was $1,125, $1,126, $3,750 and $0 for the twelve weeks ended November 7, 2005 and November 1, 2004, and the forty weeks ended November 7, 2005 and November 1, 2004, respectively.

CKE RESTAURANTS, INC. AND SUBSIDIARIES
CONDENSED PRESENTATION OF NON-GAAP MEASUREMENTS
(In thousands)
(Unaudited)

		Trailing Thirteen
	Forty Weeks	Periods Ended
	Ended November 7,	November 7, 2005
	2005	(1)
Net income	$40,270	$47,339
Interest expense	17,930	24,249
Income tax expense (benefit).	1,665	(452)
Depreciation and amortization	49,962	64,684
Facility action charges, net.	3,787	8,362

EBITDA	$113,614	$144,182

(1) Fiscal 2005 contains a fifty-third operating week. This extra week is included in the final period of fiscal 2005 (Period 13), which is included in the trailing thirteen period results.